EXHIBIT 23.8

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

June 26, 2023

UBS AG

Bahnhofstrasse 45

CH-8098 Zurich

Switzerland

Re: UBS AG – Medium-Term Notes, Series B

 Ladies and Gentlemen:

UBS AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (the “Registration Statement”)(file number 333-263376) for purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium Term Notes, Series B (The “Notes”), to be issued from time to time pursuant to the Indenture, dated as of June 12, 2015, as amended by the First Supplemental Indenture dated as of July 3, 2017 (the “Indenture”), between the Company and U.S. Bank Trust National Association (the “Trustee”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company, or any opinion of ours delivered in that capacity in a product supplement, product prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mayer Brown LLP